EXHIBIT 99.15


LICKING COUNTY OFFICE OF HOMELAND SECURITY                       [LOGOS OMITTED]
AND EMERGENCY MANAGEMENT
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155 E. Main Street, Newark, Ohio 43055 *
Office (740) 349-6437 Fax (740) 349-6442


         September 26, 2003

         David L. Petitjean, Attorney at Law
         145 North High Street, 12th floor
         Columbus, Ohio 43215-3006

         Gary J. Saalman, Attorney at Law
         Vorys, Sater, Seymor, and Pease, LLP
         52 East Gay Street
         Post Office Box 1008
         Columbus, Ohio 43216-1008

         James P. Walters, Attorney at Law
         1509 Norfolk
         Westchester, Illinois 60154

         Gentlemen,

         Re: Bigmar, Inc., 9711 Sportsman Club Road, Johnstown, Ohio

         Thank you for allowing the safety and fire walk through of this facility on Thursday, September 25, 2003 at 10 a.m. The goal of the Licking County Office of Homeland Security and Emergency Management is to insure the protection of all first responders that would be dispatched to an emergency at the above location and to protect any citizen from a needless injury or illness that could occur from any chemical release from a possible fire or explosion originating at 9711 Sportsman Club Road.

         We believe it would be a wise step to have all remaining chemicals and drugs removed from this location as soon as it can possibly be accomplished. This would prevent any illegal removal and use of an item that is stored in any area at 9711 Sportsman Club Road. As we discussed during the walk through, a certified clean-up contractor would be able to accomplish this task in a timely manner.

         We also feel that it would be wise to provide a telephone alarm to 9711 Sportsman Club Road that would alert the proper agencies that the building is being entered illegally. This alarm should be in place until removal of the chemicals and drugs have been completed.



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MITIGATION      *      PREPAREDNESS      *      RESPONSE       *       RECOVERY
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         We realize this is a difficult time for all parties involved but we feel that you will agree that these suggestion will prevent injury to all first responders and citizens of Licking County.




         Yours truly,

         /s/ Jeffrey W. Walker
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         Jeffrey W. Walker
         Director


         cc:   Licking County Commissioners
               Rachel Oktavec, Assistant Licking County Prosecutor
               Randy Ashbrook, Acting Administrator, Village of Johnstown Sgt. Rick Collins, Johnstown Police Department
               Chief Dudley Wright, Monroe Township Fire Department
               J. Michael Nicks, Solicitor, Johnstown, Ohio
               Mike Dalton, Ohio EPA